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                                                                 EXHIBIT (a)(ii)


                              DRIEHAUS MUTUAL FUNDS

                     Written Instrument Amending Section 2.4
                    of Article II of the Declaration of Trust

         The undersigned, being a majority of the trustees of the Driehaus Mutual Funds (the "Trust"), a business trust organized pursuant to a Declaration of Trust dated May 31, 1996 (the "Declaration of Trust"), pursuant to Section
9.3 of Article IX of the Declaration of Trust, do hereby amend Section 2.4 of
Article II of the Declaration of Trust as follows:

                  2.4 Vacancies. The term of office of a Trustee shall terminate and a vacancy shall occur in the event of the earliest to occur of the following: the Trustee's death, resignation, adjudicated incompetence or other incapacity to perform the duties of the office, or the removal of the Trustee. A vacancy shall also occur in the event of an increase in the number of Trustees as provided in Section 2.1. No such vacancy shall operate to annul this Declaration or to revoke any existing trust created pursuant to the terms of this Declaration. In the case of a vacancy, the Holders of a plurality of the Interests entitled to vote, acting at any meeting of the Holders held in accordance with Article VIII hereof, or, to the extent permitted by the 1940 Act, a majority vote of the Trustees continuing in office acting by written instrument or instruments, may fill such vacancy, and any Trustee so elected by the Trustees or the Holders shall hold office as provided in this Declaration. There shall be no cumulative voting by the Holders in the election of Trustees.

         IN WITNESS WHEREOF, the undersigned have this 9th day of November, 1998 signed these presents.


/s/ Richard H. Driehaus                  /s/ Arthur B. Mellin
---------------------------------        ----------------------------------
Richard H. Driehaus                      Arthur B. Mellin
25 East Erie Street                      190 South LaSalle Street
Chicago, IL 60601                        Chicago, IL 60603


/s/ Robert F. Moyer                      /s/ A.R. Umans
---------------------------------        ----------------------------------
Robert F. Moyer                          A.R. Umans
25 East Erie Street                      1400 North 25th Avenue
Chicago, IL 60601                        Melrose Park, IL 60160


/s/ Daniel Zemanek
---------------------------------
Daniel Zemanek
2301 Leghorn
Mountain View, CA 94043